CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated January 22, 1999, accompanying the December 31, 1998 financial statements of Kayne Anderson Mutual Funds (comprising, respectively, the Rising Dividends Fund, the Small Cap Rising Dividends Fund, the International Rising Dividends Fund, the Intermediate Total Return Bond Fund, and the Intermediate Tax-Free Bond Fund) which are incorporated by reference in Part B of the Post-Effective Amendment to the Fund's Registration Statement and Prospectus on Form N-1A which is incorporated by reference in this Combined Proxy Statement and Prospectus on Form N-14. We consent to the use of the aforementioned report in the Combined Proxy Statement and Prospectus. We also consent to the reference to our firm under the caption "Experts" in the Combined Proxy Statement and Prospectus.



                                        BRIGGS, BUNTING & DOUGHERTY, LLP


PHILADELPHIA, PENNSYLVANIA
OCTOBER 19, 1999